EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203096 on Form F-3 of our reports dated July 30, 2015, relating to the consolidated financial statements and financial statement schedule of Tata Motors Limited and subsidiaries (the “Company” or “Tata Motors”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of the Indian Rupee into U.S. dollar amounts) and the effectiveness of Tata Motors’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness relating to design of internal controls over management’s review of technical accounting of complex derivative instruments designated in hedge relationships), appearing in the Annual Report on Form 20-F of Tata Motors for the fiscal year ended March 31, 2015.

/s/ Deloitte Haskins & Sells LLP

Mumbai, India

July 30, 2015